EXHIBIT 5.1
PILLSBURY WINTHROP SHAW PITTMAN LLP
50 Fremont Street
San Francisco, California 94105
December 1, 2009
Chevron Corporation
6001 Bollinger Canyon Road
San Ramon, CA 94583
     Re: Registration Statement on Form S-3
Ladies and Gentlemen:
We are acting as counsel for Chevron Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (Registration No. 333-162682) relating to the registration under the Securities Act of 1933 (the “Act”) of 14,057 shares of Common Stock, par value $0.75 per share (the “Common Stock”), of the Company, issued under the Chevron Mining Inc. Tax Deferred Savings Plan for the North River Mine and the Chevron Mining Inc. Western Wage Agreements 401(k) Plan from February 21, 2008 to October 23, 2009. Such Registration Statement, as amended, is herein referred to as the “Registration Statement.”
We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for this opinion. Based upon the foregoing, we are of the opinion that the shares of Common Stock covered by the Registration Statement have been duly authorized and legally issued, and are fully paid and nonassessable. This opinion is limited to matters governed by the General Corporation Law of the State of Delaware.
We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the prospectus included therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,
/s/ PILLSBURY WINTHROP SHAW PITTMAN LLP